As filed with the Securities and Exchange Commission on September 27, 2002.
                                                     Registration No. 333-70428.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                 ---------------
                           AMENDMENT NO. 3 to FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                    INNOVATIVE GAMING CORPORATION OF AMERICA
             (Exact name of registrant as specified in its charter)

          MINNESOTA                                       41-1713864
   (State of incorporation)                 (IRS employer identification number)


                            333 Orville Wright Court
                               Las Vegas, NV 89119
                                 (702) 614-7199
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ----------------------------

                                  LOREN A. PIEL
             EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                    INNOVATIVE GAMING CORPORATION OF AMERICA
                            333 ORVILLE WRIGHT COURT
                             LAS VEGAS, NEVADA 89119
                                 (702) 614-7199
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ----------------------------
                                   Copies to:
                             DOUGLAS T. HOLOD, ESQ.
                            PAUL D. CHESTOVICH, ESQ.
                       MASLON EDELMAN BORMAN & BRAND, LLP
                             3300 WELLS FARGO CENTER
                        MINNEAPOLIS, MINNESOTA 55402-4140
                                 (612) 672-8200

     Approximate Date of Commencement of Proposed Sale To the Public: from time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE (1)
                                               -----------------------------------
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
                                                       Proposed Maximum
         Title of Each Class           Amount to be    Offering Price Per     Proposed Maximum
  of Securities to be Registered        Registered           Share         Aggregate Offering Price Amount of Registration Fee
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (2)        756,739            $.89                 $673,498                  $168.37 (3)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (4)       1,295,000           $1.41               $1,825,950                 $456.49 (5)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (6)         30,000            $1.00                 $30,000                   $7.50 (5)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (7)        120,000            $.75                  $90,000                  $22.50 (5)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (8)        451,700            $1.75                $790,475                  $197.62 (5)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (9)       8,049,805           $.89                $7,164,326                $1,791.08 (3)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (10)       750,000            $.89                 $667,500                  $166.88 (3)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (11)      2,011,111           $.50                $1,005,556                 $92.51 (11)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (12)      1,269,857           $.50                 $634,929                  $58.41 (12)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (13)      3,006,301           $1.04               $3,126,553                $287.64 (13)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 Common Stock, $0.01 par value (14)       816,000            $6.74               $5,502,500                $506.23 (14)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------
 TOTAL                                  5,278,659 (15)       $4.28 (16)         $21,511,287              $3,755.23 (17)
 ----------------------------------- ----------------- ------------------ ------------------------- ---------------------------

(1)  Numbers of shares and calculations of registration fees set forth in notes (2) through (12) were made prior to the
     1-for-10 reverse stock split of the Registrant's capital stock effective as of the close of business on September 9, 2002.
(2)  Shares of common stock issued or issuable to selling shareholders.
(3)  Fee calculated pursuant to Rule 457(c), based on the average high and low sales price on September 24, 2001.
(4)  Shares of common stock issuable upon exercise of warrants to purchase common stock and unaffiliated with any series of preferred stock.
(5)  Fee calculated pursuant to Rule 457(g), based on the exercise price of warrants to purchase common stock.
(6)  Shares of common stock issuable upon exercise of warrants to purchase common stock issued in connection with the
     Registrant's Series E Preferred Stock.
(7)  Shares of common stock issuable upon exercise of warrants to purchase common stock issued in connection with the
     Registrant's Series G Preferred Stock.
(8)  Shares of common stock issuable upon exercise of warrants to purchase common stock issued in connection with the
     Registrant's Series K Preferred Stock.
(9)  Shares of common stock issued or issuable upon conversion of shares of preferred stock.
(10) Shares of common stock issuable upon exercise of warrants to purchase common stock.
(11) Shares of common stock issued or issuable to selling shareholders; fee calculated under Rule 457(c), based on average high and low sales price on January 9, 2002.
(12) Shares of common stock issued or issuable to selling shareholders; fee calculated under Rule 457(c), based on average high and low sales price on February 6, 2002.
(13) Shares of common stock issued or issuable to selling shareholders; fee calculated under Rule 457(c), based on average high and low sales price on September 20, 2002.
(14) Shares of common stock issued or issuable to selling shareholders; fee calculated under Rule 457(g), based on the weighted-average exercise price of warrants to purchase common stock.
(15) Adjusted for 1-for-10 reverse stock split of the Registrant's common stock effective as of the close of business on
     September 9, 2002. See also Note 1 above.
(16) Based on a weighted average of the Proposed Maximum Offering Prices per Share.
(17) Pursuant to Rule 457(b), $3,050.77 of the fee has been previously paid.




The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to section 8(a), may determine.
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the securities and exchange commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                      IGCA

                    INNOVATIVE GAMING CORPORATION OF AMERICA

                               5,278,659 SHARES OF
                                  COMMON STOCK

         This prospectus relates to a maximum of 5,278,659 shares of common stock of Innovative Gaming Corporation of America which have been issued to the selling shareholders listed on page 9 of this prospectus and which are issuable (or have been issued) upon the conversion of and in lieu of payment of dividends on IGCA's Series E 6% Convertible Preferred Stock, Series G 6% Convertible Preferred Stock, Series J Convertible Preferred Stock, and Series K 7% Convertible Preferred Stock, upon the exercise of warrants granted to the selling shareholders, and shares of common stock that have previously been issued to the selling shareholders listed on page 9 of this prospectus. IGCA will receive no proceeds from the sale of the common stock by selling shareholders but may receive proceeds from the exercise of any warrants issued to the selling shareholders.

         Our common stock is listed on the Nasdaq Small Cap Market under the symbol "IGCA." On September 20, 2002, the last sale price for the Common Stock as reported on the Nasdaq Small Cap Market was $1.04.

         The shares offered by the prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4 for a description of factors that should be considered by investors before purchasing the shares offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

         Neither the Mississippi Gaming Commission, the Nevada Gaming Control Board, the Nevada Gaming Commission, nor any other gaming authority has passed upon the adequacy or accuracy of this prospectus or the investment merits of the securities offered hereby. A representation to the contrary is a criminal offense.

         The information in the prospectus is not complete, and may be changed. This prospectus is included in the registration statement that was filed by IGCA with the Securities and Exchange Commission. The selling shareholders cannot sell their shares until that registration statement becomes effective. This prospectus is not an offer to sell the shares or the solicitation of an offer to buy the shares in any state where the offer or sale is not permitted.

           Prospectus subject to completion; dated September 27, 2002

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................4

USE OF PROCEEDS..............................................................11

SELLING SHAREHOLDERS.........................................................12

PLAN OF DISTRIBUTION.........................................................17

DESCRIPTION OF SECURITIES....................................................18

MINNESOTA ANTI-TAKEOVER LAW..................................................18

MATERIAL CHANGES.............................................................19

WHERE YOU CAN FIND MORE INFORMATION..........................................20

NOTE REGARDING FORWARD-LOOKING STATEMENTS....................................21

LEGAL MATTERS................................................................21

EXPERTS......................................................................21

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES.................................................21



         No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if any are given or made, as having been authorized by us. This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. In the event of a material change, however, this prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY

         As used in this prospectus, the terms "IGCA, "we," "us" and "our" refer to Innovative Gaming Corporation of America and its consolidated subsidiaries.

Innovative Gaming Corporation of America

         Innovative Gaming Corporation of America, through its wholly owned operating subsidiary, Innovative Gaming, Inc., develops, manufactures, markets, distributes and licenses multi-station and other specialty gaming machines to regulated gaming markets worldwide. We have two primary product lines: multi-player/multi-station video table games and single-player video slot machines incorporating state-of-the-art graphics and sound. We believe that our gaming machines will appeal to casinos/clubs, lotteries, and slot route operators seeking to enhance the entertainment experience by providing new and unique forms of gaming.

         We distribute our products directly and through distributors, primarily on a cash sales basis. We also have entered into license agreements with third parties for manufacture of our products in Europe. In Nevada, we directly place our products under lease, sales (cash or extended payment terms) or participation agreements where we retain ownership and share in the net win of the games with the casino.

         Our primary target markets historically have been gaming jurisdictions in North America, including the states where we are presently licensed: Arizona, Colorado, Iowa, Louisiana, Mississippi, Minnesota, Nevada, New Mexico, North Carolina, South Carolina and South Dakota. We also target markets in Europe and Australia through the use of distributors. We have submitted and have a pending application in New Jersey and will be submitting games for approval in New Jersey. The Canadian jurisdictions in which we are currently registered include Alberta, Manitoba, Saskatchewan and the Atlantic Lottery Corporation. We also have an application pending in British Columbia.

         Our executive offices are located at 333 Orville Wright Court, Las Vegas, Nevada 89119 and our telephone number is (702) 614-7199.

Recent Developments

     Termination of Merger with Scotch Twist. In August 2001, we executed a merger agreement with Scotch Twist, Inc., a New York corporation, governing a contemplated merger pursuant to which Scotch Twist would merge with and into one of our wholly owned subsidiaries in a tax-free reorganization. Through the proposed acquisition, we would acquire eight U. S. and corresponding foreign patents allowing the exclusive use of common charge cards on slot machines. On May 30, 2002, IGCA and Scotch Twist reached an agreement to terminate the merger.

     Termination of Merger with GET USA, Inc. On February 15, 2002, the Company entered into an agreement and plan of merger by and among GET USA, Inc., Innovative Gaming Corporation of America and Innovative Gaming Technology Corp. GET USA, Inc. is a Nevada corporation formed in 2000 to own certain intellectual property relating to the gaming industry with a focus on Internet and networked gaming systems. Pursuant to the agreement and plan of merger, GET USA was to be merged into Innovative Gaming Technology Corp., a Nevada corporation and wholly owned subsidiary of the Company. On August 14, 2002, the Company announced that GET USA and the Company had agreed to terminate the merger and agreed in principal to enter into one or more product-development and licensing agreements relating to the joint development of certain new product offerings.

     Private Placement. On August 20, 2002, the Company entered into securities purchase agreements with several investors pursuant to which the investors will individually purchase an aggregate of up to five million dollars in promissory notes, in several purchases over several months, that are convertible into shares of a newly designated series of preferred stock denominated Series A-1 5.5% Convertible Preferred Stock. The Series A-1 5.5% Convertible Preferred Stock is convertible in turn into shares of the Company's common stock.

     Agreements with Preferred Stock Shareholders. IGCA and shareholders of IGCA's Series E, Series F, and Series K Convertible Preferred Stock have executed letter agreements pursuant to which such preferred shareholders have agreed to a minimum conversion price of thirty cents (on a pre-reverse-split basis) for conversions of their preferred shares into shares of the Company's common stock.

     Reverse Split of Capital Stock. On June 27, 2002, IGCA's Board of Directors authorized a 1-for-10 reverse split of the Company's capital stock. The reverse split will combine every ten shares of the Company's capital stock into one share of capital stock. The reverse split became effective as of the close of business on September 9, 2002 and the Company and its transfer agent are currently in the process of exchanging pre-reverse-split stock certificates for post-reverse-split stock certificates.

The Offering

         A      Common stock offered (1).....................5,278,659 shares

         B      Common stock outstanding
                Before the offering  (2).....................3,408,978 shares

         C      Common stock outstanding
                After the offering (3).......................7,433,656 shares

                Nasdaq Small Cap Market symbol...............IGCA

(1) Based upon the maximum number of shares that can be issued under the securities purchase agreements upon conversion of shares of IGCA's Series E, Series G, Series J, and Series K Convertible Preferred Stock, payment of dividends in connection with these preferred shares, shares issuable upon exercise of warrants issued to the selling shareholders, and shares of common stock previously issued to the selling shareholders.
(2)  As of the close of business on September 13, 2002.
(3) Item C is not the sum of Items A and B because 1,253,981 shares being offered under this registration statement and prospectus are already issued and outstanding at the time of the offering. Item C assumes conversion of all outstanding shares of Series E, Series G, Series J, and Series K

     Preferred Stock into the maximum number of shares of common stock issuable upon conversion of these preferred shares and covered by the registration statement; and assumes exercise of warrants to purchase 1,165,795 shares of common stock that are included in the offering. Does not include: (a) 256,000 shares of common stock issuable upon exercise of outstanding options pursuant to employee and director stock option plans and the Company's employee stock purchase plan; and (b) 114,500 shares of common stock issuable upon the exercise of the outstanding warrants (other than the warrants issued to selling shareholders and for which the resale of common stock issuable upon conversion thereof is registered hereunder).

                                  RISK FACTORS

         An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors.

GENERAL RISKS:

If funds from our operations are insufficient to satisfy our cash requirements or we are unable to obtain additional financing in order to satisfy these cash requirements, we may be forced to sell our inventory at a discount, liquidate our assets, or discontinue our operations.

     Our unaudited results from the first six months of 2002 show a net loss of $2,463,000, or $.09 per share. We have also incurred net losses of approximately $15.1 million in 2001, $2.3 million in 2000, $13.5 million in 1999, $4.7 million in 1998, $2.9 million in 1997, and $6.9 million in 1996.

     Given the relatively large fluctuations in the frequency and size of our receivables, we continue to experience significant fluctuations in our cash position. We believe that our current cash and anticipated funds from operations, absent additional financing, will not be adequate to fund cash requirements through September 30, 2002. If our sales forecasts do not materialize, or we do not obtain additional financing to fund further production, marketing and distribution of our products, which additional financing may not be available on terms acceptable to us, we may be required to sell our inventory at a substantial discount, liquidate all or a part of our assets, and possibly discontinue operations. If we do obtain additional financing, any new investors may seek and obtain substantially better terms than were granted to our present investors and the issuance of additional securities in connection with these financings would result in dilution to our existing shareholders.

Public market sales of our common stock which are eligible for future sale may adversely impact the market price of our common stock and hinder our ability to obtain equity financing.

     The sale, or availability for sale, of substantial amounts of our common stock in the public market subsequent to this offering of common stock, including sales of shares pursuant to this offering and sales upon exercise of employee and director stock options and warrants, may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital through the sale of stock. If we require additional financing and are unable to raise it by selling stock, we may seek debt financing to fund our operations, which debt financing may not be available on terms acceptable to us. If we are unable to obtain the equity or debt financing we need to fund our continuing operations, we may be forced to sell our inventory at a substantial discount, liquidate all or part of our assets and possibly discontinue operations.

If our common stock is delisted from the Nasdaq Small Cap Market, it will significantly hinder our ability to obtain financing and your ability to obtain accurate quotations as to the price of our common stock or dispose of our common stock in the secondary market.

     In order for our common stock to remain listed on the Nasdaq Small Cap Market, we must comply with the Nasdaq's continued listing requirements. These requirements mandate, among other things, that our common stock maintain a minimum closing bid price of at least $1.00 per share. The market price of our common stock has been highly volatile in part due to dilution resulting from conversions of our preferred stock exerting downward pressure on our stock price. The Company has received a delisting notification from Nasdaq due to the failure of our common stock price to comply with Nasdaq's minimum-bid requirements.

     On September 9, 2002, the Company effected a 1-for-10 reverse split in which every ten shares of the Company's capital stock were combined into one share of capital stock on a post-split basis. The Company believes that the reverse stock split, combined with improved operating results, will allow the Company's common stock price to meet the minimum-bid requirements. Accordingly, the Company has requested a hearing with Nasdaq which is currently scheduled for September 27, 2002. The delisting action has been stayed pending a final determination after the hearing. Despite the steps that Company has taken to avoid delisting, we cannot guarantee that our common stock will maintain the minimum closing bid price required to remain listed on the Nasdaq Small Cap Market.

     In addition, the Company has received notification from Nasdaq that the Company has failed to maintain a sufficient number of independent directors to satisfy Nasdaq rules relating to the composition of the Company's audit committee. Nasdaq has asked the Company to address this issue in the delisting hearing that is scheduled for September 27, 2002. The Company has already taken steps to address this situation by appointing additional directors to the Company's board.

     If our securities are delisted from Nasdaq, trading in our common stock could thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." In such a case, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in the coverage of IGCA by security analysts and the news media, and lower prices for our securities than might otherwise prevail. This impaired liquidity may in turn hinder our ability to raise additional capital to fund operations. In addition, our common stock would become subject to the rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors, and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these penny-stock rules may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

The conversion of preferred shares into shares of our common stock may significantly dilute the interests of our other investors.

     As of September 26, 2002, we had an aggregate of $6,362,000 of preferred stock issued and outstanding which converts into common stock at the lesser of a dollar figure or a percentage of the average closing bid price of our common stock for the lowest five trading days of ten consecutive trading days immediately preceding the conversion date. Because a substantial portion our outstanding preferred stock converts at a discount to the market price of our common stock, investors in our common stock will experience dilution if holders of these preferred shares elect to convert. Because the number of common shares issuable upon conversion of our preferred stock varies and is inversely related to the market price of our common stock, these conversions will result in greater dilution to investors the more the price of our common stock declines. As discussed in greater detail in the risk factor immediately below, substantial declines in the price of our common stock may force us to redeem a substantial percentage of shares of our preferred stock for up to 135% of their stated values. To illustrate the following table shows the dilutive effect of a conversion (or a required redemption) of all shares of our preferred stock outstanding as of September 26, 2002, based upon assumed average market prices of $1.00, $0.75, $0.50 and $0.25 for our common stock during the five consecutive trading days immediately preceding the conversion date.

------------------ --------------- ---------------- --------------- ----------------- -------------
                                                         Common
Value of Preferred Market Price of Conversion Price Shares Issuable % of Outstanding  Amount to be
Shares Outstanding   Common Stock   per Preferred   Upon Conversion Common Shares (2)  Paid Upon
                                      Shares (1)                                       Redemption
------------------ --------------- ---------------- --------------- ----------------- -------------
    $6,362,000          $1.00            $.87          7,347,714          68.3%        $7,167,000
------------------ --------------- ---------------- --------------- ----------------- -------------
    $6,362,000           $.75            $.65          9,796,952          74.2%        $7,167,000
------------------ --------------- ---------------- --------------- ----------------- -------------
    $6,362,000           $.50            $.43          14,695,429         81.2%        $7,167,000
------------------ --------------- ---------------- --------------- ----------------- -------------
    $6,362,000           $.25            $.22          29,390,857         89.6%        $7,167,000
------------------ --------------- ---------------- --------------- ----------------- -------------

(1)      Based upon the weighted average of conversions of our preferred stock.
(2) As of September 13, 2002 (on which date 3,408,978 shares of common stock were outstanding). Percentage assumes the issuance of common shares issuable upon conversion of all preferred shares.

If the limitations placed on the conversion of our preferred stock require that we redeem shares of our preferred stock in cash, we may lack the funds necessary to effectuate the redemption.

     The total number of shares of common stock issuable in connection with the offering of each of the Series E, Series F, Series K and Series A-1 Convertible Preferred Stock cannot exceed 20% of the number of common shares of IGCA that were issued and outstanding on November 1, 2000, December 1, 2000, and August 1, 2001 respectively. Because the number of common shares issuable upon conversion of our preferred stock varies and is inversely related to the market price of our common stock, our preferred shareholders may be unable to convert all of their preferred stock into common stock because these limitations have been reached. In such an event, we would generally be required to redeem those preferred shares in cash at 135% of their stated value, plus any accrued and unpaid dividends thereon. Detailed information regarding the terms of our preferred stock is contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other information that has been filed with the SEC and is incorporated by reference into this prospectus.

     If we are required to redeem shares of the our Series E, Series F, Series K or Series A-1 Convertible Preferred Stock, we may, depending on the number of preferred shares we are required to redeem, lack sufficient cash to accomplish the required redemption. In that situation, we may be required to sell off our inventory at a substantial discount, liquidate all or a part of our assets, and possibly discontinue our operations.

Our operations may prove unsuccessful which would result in unprofitability and may cause our stock price to fall.

     We have not generated a profitable year since the fiscal year ended July 31, 1994. Due to a variety of factors, many of which are discussed in this prospectus, we may never generate significant revenues or operate profitability for an extended period of time. Even if we succeed in our operations as contemplated, we may fail to transition successfully to higher-volume operations. We may be unable to control our expenses, attract necessary additional personnel, or procure the capital required to maintain expanded operations. If our sales growth is ultimately unsuccessful, the results of our operations will suffer accordingly, and the market price of our stock may fall.

If we are unable to successfully overcome the difficulties and risks associated with new and expanding businesses, our operations will suffer and the market price of our stock may fall.

     Although our business was formed in 1991, we continue to face the risks, expenses and difficulties frequently encountered by new and expanding businesses. These risks include but are not limited to:

o    negative cash flow;

o initial high development costs of new products without corresponding sales pending receipt of corporate and regulatory approvals;

o    market introduction and acceptance of new products; and

o    obtaining regulatory approvals required to conduct our business.

     Our failure to obtain regulatory approvals or the failure of products to be introduced and accepted into the gaming-machine market will have an adverse effect on our operations and the market price of our stock may fall accordingly.

Pursuant to its authority to designate and issue shares of our stock as it deems appropriate, our board of directors may assign rights and privileges to currently undesignated shares which could adversely affect your rights as a common shareholder.

     Our authorized capital consists of 10,000,000 shares of capital stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and may establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights.

The issuance of preferred shares and other classes of capital stock would result in dilution to our existing shareholders and the rights of holders of these securities may be superior to the rights granted to the holders of our common stock. In addition, our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal and therefore have an adverse effect on the market value of our common stock. Furthermore, the issuance of additional shares having preferential rights could adversely affect the voting power, liquidation preference and other rights of our common stock shareholders.

We may not pay dividends on our common stock, in which event your only return on investment, if any, will occur on the sale of our stock.

     To date, we have not paid any cash dividends on our common stock, and we do not anticipate doing so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on your investment in our common stock will occur upon its sale.

Minnesota law and our contracts may inhibit or discourage takeovers, which fact could reduce the market value of our stock.

     IGCA is a corporation organized under Minnesota law. As such, we are subject to Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which regulate business combinations and restrict the voting rights of shareholders in connection which certain acquisitions of a corporation's stock. These sections of the Minnesota Business Corporation Act are discussed in greater detail under "Minnesota Anti-takeover Law" on page 15 of this prospectus. By impeding a merger, consolidation, takeover, or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, these laws could adversely affect the market value of our common stock. Furthermore, we entered into change of control agreements with certain executives that provide for, among other things, two years of severance in the event there is a change of control and the executives are terminated without cause. These contracts could also be a deterrent to a potential takeover.

RISKS ASSOCIATED WITH THE GAMING MACHINE INDUSTRY:

If our single and multi-player games are not accepted in the competitive market for gaming machines, we may be unable to compete in the gaming-machine market or sustain continuing operations and our stock price may suffer accordingly.

     Our success as a gaming-machine manufacturer and supplier is dependent upon numerous factors, including our ability to design, manufacture, market and service gaming machines that achieve player and casino acceptance while maintaining product quality and acceptable margins. In addition, we must compete against gaming-equipment companies such as Aristocrat, Alliance Gaming, International Game Technology, Anchor Gaming and WMS Industries, which are among the largest and most-established suppliers of gaming machines. Many of our competitors have greater financial resources, name recognition, established service networks and customer relationships than we do and are licensed in more jurisdictions than we are. If any of these competitors, or another competitor, develops gaming machines that are similar to or compete for the same casino floor space as our gaming machines, we may be unable to compete effectively in the gaming machine market.

     In addition, the sales of our multi-player games to date have been significantly lower than we anticipated. In order to diversify and expand sales, we have begun licensing, marketing and selling single-player games. If our single and multi-player games fail to be accepted by the market for gaming machines and we are otherwise unable to develop gaming machines that offer technological advantages or unique entertainment features, we will be unable to generate the revenues necessary to compete effectively in the competitive gaming machine market, to achieve profitable operations, or even sustain continuing operations without obtaining continued financing. Consequently, the price of our common stock would suffer.

Because we are a corporation that derives revenues from the gaming industry, an adverse change affecting the industry in general, including a change in gaming regulations or in the expansion and popularity of casino gaming, will negatively impact our profitability and our potential for growth and lead to a decrease in the price of our stock.

     As a corporation which derives revenues from the gaming industry, our ability to grow our business and operate profitably is substantially dependent upon the expansion of the gaming industry in general and other factors that are beyond our control. These factors include, among others:

     o    the pace of development;

     o    changes in gaming regulation;

     o expansion and renovation of casinos and other forms of casino gaming in new jurisdictions; and

     o    the continued popularity of casino gaming as a leisure activity.

     An adverse change in any of these political, legal and other factors may negatively impact our ability to achieve business growth and profitability projections and may consequently lead to a decrease in the market price of our common stock.

The loss of orders or the inability to obtain new orders could cause significant fluctuations in our revenues and cash flow and adversely affect our operating results as a whole.

     Our operating results have varied substantially from quarter to quarter. Revenues in any quarter are substantially dependent on regulatory approval, receipt of orders, availability of parts and components necessary to manufacture the products, delivery and installation in that quarter. Our staffing and operating expenses are based on anticipated revenue levels, and a high percentage of our costs are fixed, in the short term. As a result, the loss of any one order, or the failure to obtain new orders as existing orders are completed, could have a material adverse effect on, or cause significant fluctuations in, our revenues and cash flow from quarter to quarter.

Complications with our vendor, supplier and distributor relationships could adversely affect our ability to manufacture and deliver games to our customers on a timely and consistent basis and consequently result in decreased sales.

     We are highly dependent upon our relationships with our vendors, suppliers and distributors. A significant interruption or delay in the delivery of components from our suppliers may prevent us from maintaining inventory sufficient for filling customers orders. In addition, the loss of a significant distributor may delay the delivery of our games to our customers. If we are unable to meet the needs of our customers due to these complications, our customers may turn to our competitors, which would likely result in a decrease to our sales and in the market price of our common stock.

Our failure, or the failure of our key personnel, gaming machines or significant shareholders in obtaining or retaining required gaming licenses could prevent us from expanding our market, prohibit us from generating revenues in certain jurisdictions, and hinder our ability to obtain necessary equity financing.

     The manufacture and distribution of gaming machines are subject to numerous federal, state, provincial, tribal, international and local regulations. In addition, we may also be subject to regulation as a gaming operator if we enter into lease-participation agreements under which we share in the revenues generated by gaming machines. These regulations are constantly changing and evolving, and may curtail gaming in various jurisdictions in the future, which would decrease the number of jurisdictions from which we can generate revenues. The timing and expense of obtaining gaming licenses has an affect on our ability to expand our market. Together with our key personnel, we undergo extensive investigation before each jurisdictional license is issued. Our gaming machines are subjected to independent testing and evaluation prior to approval from each jurisdiction in which we do business. Generally, regulatory authorities have broad discretion when granting, renewing, or revoking these game approvals and licenses. Our failure, or the failure of any of our key personnel or gaming machines in obtaining or retaining a required license in one jurisdiction could negatively impact our ability (or the ability of any our key personnel or gaming machines) to obtain or retain required licenses in other jurisdictions. The failure to obtain or retain a required license in any jurisdiction would decrease the geographic areas where we may operate and generate revenues, decrease our share in the gaming marketplace and put us at a disadvantage compared with our competitors. Consequently, the market price of our common stock may suffer.

     Regulatory authorities may require significant shareholders to submit to background investigations and respond to questions from regulatory authorities, and may (1) deny a license or revoke our licenses based upon their findings, (2) request to redeem their shares, or (3) cause such shareholder to sell their shares of stock. These licensing procedures and background investigation may inhibit potential investors from becoming significant shareholders, thereby hindering our ability to obtain the equity financing we may need to fund our continued operations. For a more complete description of the gaming regulations impacting us, you should refer to the Regulation section of our Form 10-K for the fiscal year ended December 31, 2001.

The value of our proprietary intellectual-property rights could be diminished by improper use by our competitors which could result in the loss of our competitive position in the gaming-machine industry and adversely affect our profitability and stock price.

     Our products are technology based, and as such we face several intellectual-property risks. We believe that our proprietary software, hardware and other intellectual property are important to our success and our competitive position. We rely on a combination of patent, trade secret, copyright, and trademark law, nondisclosure agreements and technical security measures to protect our rights pertaining to our products. We currently hold patents for our blackjack, craps, and roulette machines. However, the actions we have taken to protect our proprietary rights may be inadequate to prevent others from imitating our products. For instance, we may not be granted patents for products that we develop in the future. Even if we are granted patents for our products, we may still be unable to prevent third parties from being able to copy or to "reverse engineer" portions of our products or to obtain and use information that we believe is proprietary.

     Although we are not aware of any intellectual-property infringement by IGCA, we may be subject to claims from third parties alleging that we have infringed their proprietary intellectual-property rights. Such claims could have a material adverse effect on our business given the costs associated with litigation in general, intellectual-property litigation specifically, the potential diversion of our management's resources to litigation and the risk of an injunction or other delay in the offering of our products.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares of IGCA common stock owned by the selling shareholders as of September 26, 2002, and after giving effect to this offering. We will not receive any proceeds from the sale of the common stock by the selling shareholders. The shares of common stock received upon exercise of the warrants owned by the selling shareholders may be offered from time to time by the selling shareholders.

---------------------------------------- ----------------- -------------- -------------------- -----------------------

                                                Shares       Percentage        Number of            Percentage
                                             Beneficially    Beneficial          Shares        Beneficial Ownership
                                                 Owned        Ownership    Offered by Selling          After
                                                Before         Before         Shareholders         Offering (1)
Name                                           Offering       Offering
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Laus Abdo                                  187,500 (2) (3)      4.9 (3)       187,500 (2)                *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Altavilla Family Trust                     171,702 (4)          4.8           133,452 (5)             1.12
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Craig Avery                                 21,149 (6)            *            21,149 (6)                *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Craig Avery Company Money
    Purchase Pension Plan                   89,224 (7)          2.6            89,224 (7)                *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Bain Investments Management Ltd.            68,387 (9)          1.9            68,387 (9)                *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Goben Enterprises L.P.                      14,950 (10)           *             5,000 (10)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Dan Bishop                                   5,000 (11)           *             5,000 (11)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Blake Capital Partners, LLC                  7,000 (12)           *             7,000 (12)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Blake Capital, Ltd.                        409,999 (13) (3)     4.9 (3)       409,999 (13)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Gus Boosalis                                52,500 (14)         1.5            52,500 (14)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
John Boosalis                               55,000 (15)         1.6            55,000 (15)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Boston Financial Partners                  180,226 (16) (3)     4.9 (3)       180,226 (16)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Kenneth Brimmer                             49,150 (17)         1.4            49,150 (17)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Douglas Chin                                11,400 (18)           *            11,400 (18)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
James P. Collins                               400 (19)           *               400 (19)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Jens Dalsgaard                              97,892 (20)         2.8            45,392 (21)             1.6
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Bruce C. Dunlap                              2,500 (22)           *             2,500 (22)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Financial West Investors, LLC               10,000 (23)           *            10,000 (23)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Bruce Godde                                  7,500 (24)           *             7,500 (24)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Thomas Griesel                               6,000 (25)           *             6,000 (25)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Gulfstream Financial Partners, LLC         103,574 (26)         2.9             7,000 (27)             2.9
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Barry C. Hixon                                 600 (28)           *               600 (28)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Industricorp & Co, Inc.                     95,833 (29)         2.7            95,833 (29)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Gerald N. Kieft                              2,500 (30)           *             2,500 (30)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Robert Libauer                              30,000 (31)           *            30,000 (31)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Wayne Mills                                421,307 (32) (3)     4.9 (3)     1,236,413 (33)             4.9 (3)
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Daniel S. Perkins IRA                       11,500 (34)           *            11,500 (34)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Daniel S. & Patrice M. Perkins
    JTWROS                                  53,666 (35)         1.6            30,666 (36)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Patrice M. Perkins IRA                      11,500 (37)           *            11,500 (37)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
James G. Peters IRA                         23,000 (38)           *            23,000 (38)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Dave H. Potter IRA                          23,000 (39)           *            23,000 (39)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Research Works, Inc.                         2,100 (40)           *             2,100 (40)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Louis Richardson                            26,232 (41)           *            26,232 (41)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
William Ritger                              26,680 (42)           *            20,000 (42)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
SBAS, Inc.                                  26,232 (43)           *            26,232 (43)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Robert Schacter                            264,000 (44) (3)     4.9 (3)       264,000 (44)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
The Shaar Fund, Ltd.                       838,236 (45) (3)     4.9 (3)       838,236 (45)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------



                                       12

---------------------------------------- ----------------- -------------- -------------------- -----------------------

                                                Shares       Percentage        Number of            Percentage
                                             Beneficially    Beneficial          Shares        Beneficial Ownership
                                                 Owned        Ownership    Offered by Selling          After
                                                Before         Before         Shareholders         Offering (1)
Name                                           Offering       Offering
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Vista Gaming Corp.                          15,000 (46)           *            10,000 (46)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
WEC Asset Management                       230,245 (47) (3)     4.9 (3)       226,964 (48)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Jeffrey I. Werbalowsky                     107,500 (49)         3.1           107,500 (49)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
World Capital Funding                       62,500 (50)         1.8            62,500 (50)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Wyncrest Capital, Inc.                     739,160 (51) (3)     4.9 (3)        42,245 (52)             4.9 (3)
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Christi O'Connor                            20,000 (53)           *            20,000 (53)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Camtech Electronics, LLC                    27,073 (54)           *            27,073 (54)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Noblett & Associates                        46,461 (55)         1.3            46,461 (55)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
IC2                                         10,000 (56)           *            10,000 (56)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Frank Banyai                                10,000 (57)           *            10,000 (57)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Medallion Media, LLC                         5,000 (58)           *             5,000 (58)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Richard Lockwood                            19,565 (59)           *            19,565 (59)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Gregory and Andrea Hrncir                   15,000 (60)           *            15,000 (60)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Electronic Evolution Tech.                   5,101 (61)           *             5,101 (61)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Coin Mechanisms, Inc.                        1,072 (62)           *             1,072 (62)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Fred Wilms                                 110,000 (63)         3.1           110,000 (63)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Hanover Capital Corp.                       15,000 (64)           *            15,000 (64)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Marlin Malinaro                             13,500 (65)           *            13,500 (65)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Stargate, LLC                              150,000 (66)         4.2           150,000 (66)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------
Scotch Twist, Inc.                         326,087 (67) (3)     4.9 (3)       326,087 (67)               *
---------------------------------------- ----------------- -------------- -------------------- -----------------------

---------------------------------------- ----------------- -------------- -------------------- -----------------------
TOTALS                                   8,963,753                -         5,278,659                    -
---------------------------------------- ----------------- -------------- -------------------- -----------------------

-------------------
*Less than 1%

(1) Each selling shareholder, together with any affiliates, is subject to restrictions in IGCA's articles of incorporation limiting a shareholder's ability to hold issued and outstanding shares of common stock of IGCA to the extent that the number of shares of common stock held by it and its affiliates will exceed 4.9% of IGCA's issued and outstanding common stock.
(2) Includes 187,500 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(3) The selling shareholder, including its affiliates, has contractually agreed to restrict its ability to convert preferred stock, receive common stock in payment of dividends thereon, and exercise any warrants to the extent that the number of shares of issued and outstanding common stock held by it and its affiliates, after such conversion, issuance or exercise, would exceed
     4.9% of IGCA's issued outstanding common stock. See also footnote 1.
(4) Includes 80,952 shares of common stock, 52,500 shares of common stock issuable upon conversion of Series J Preferred Stock, and 38,250 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(5) Includes 80,952 shares of common stock, 52,500 shares of common stock issuable upon conversion of Series J Preferred Stock.
(6) Includes 1,432 shares of common stock, 18,717 shares of common stock issued upon conversion of Series E Preferred Stock, and 1,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(7) Includes 8,148 shares of common stock issued or issuable, 28,076 shares of common stock issued upon conversion of Series E Preferred Stock, 50,000 shares of common stock issuable upon conversion of Series K Preferred
     Stock, and 3,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(8)  Intentionally omitted.
(9) Includes 3,000 shares of common stock issued or issuable, 62,687 shares of common stock issued upon conversion of Series K Preferred Stock, and 2,700


                                       13

     shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(10) Includes 9,950 shares of common stock, and 5,000 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days. Shares are beneficially owned by Gary Benson.
(11) Includes 5,000 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(12) Includes 7,000 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days. Shares are beneficially owned by Wayne Mills.
(13) Includes 66,666 shares of common stock issued or issuable, 333,333 shares of common stock issuable upon the conversion of Series K Preferred Stock, and 10,000 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days. Shares are beneficially owned by Wayne Mills.
(14) Includes 52,500 shares of common stock.
(15) Includes 55,000 shares of common stock.
(16) Includes 15,476 shares of common stock, 161,749 shares of common stock issued upon conversion of Series E Preferred Stock, and 3,000 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days. Shares are beneficially owned by Tom Brazil.
(17) Includes 2,800 shares of common stock, 45,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 1,350 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(18) Includes 11,400 shares of common stock.
(19) Includes 400 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(20) Includes 7,142 shares of common stock, 52,500 shares of common stock issuable upon conversion of Series J Preferred Stock, and 38,250 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(21) Includes 7,142 shares of common stock, and 38,250 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(22) Includes 2,500 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(23) Includes 10,000 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days. Shares are beneficially owned by Wayne Mills.
(24) Includes 7,500 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(25) Includes 6,000 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(26) Includes 88,574 shares of common stock issuable upon conversion of Series E
     Preferred Stock, and 15,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(27) Includes 7,000 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(28) Includes 600 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(29) Includes 10,000 shares of common stock issued or issuable, 83,333 shares of common stock issuable upon conversion of Series K Preferred Stock, and 2,500 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(30) Includes 2,500 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(31) Includes an aggregate of 30,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(32) Includes 92,852 shares of common stock, 98,555 shares of common stock issued upon conversion of Series F preferred stock, 952,381 shares of common stock issuable upon conversion of Series F Preferred Stock, 1,694,945 shares of common stock issuable upon conversion of securities convertible into Series A-1 5.5% Convertible Preferred Stock, and an aggregate of 105,625 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares beneficially owned also include shares held by Blake Capital Partners, LLC, Blake Capital,
     Ltd. and Financial West Advisors, LLC.
(33) Includes 79,852 shares of common stock, 98,555 shares of common stock issued upon conversion of Series F preferred stock, 952,381 shares of common stock issuable upon further conversion(s) of Series F Preferred


                                       14

     Stock, and an aggregate of 105,625 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(34) Includes 1,200 shares of common stock issued or issuable, 10,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 300 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days. Shares beneficially owned by Daniel S.
     Perkins.
(35) Includes 3,200 shares of common stock issued and issuable, 26,666 shares of common stock issuable upon conversion of Series K Preferred Stock, 800 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days, and all shares owned by Daniel S. Perkins and Patrice M. Perkins through their respective IRAs.
(36) Includes 3,200 shares of common stock issued and issuable, 26,666 shares of common stock issuable upon conversion of Series K Preferred Stock, and 800 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(37) Includes 1,200 shares of common stock issued or issuable, 10,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 300 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days. Shares beneficially owned by Patrice M.
     Perkins.
(38) Includes 2,400 shares of common stock issued or issuable, 20,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 600 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(39) Includes 2,400 shares of common stock issued or issuable, 20,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 600 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(40) Includes 2,100 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days.
(41) Includes 6,000 shares of common stock issued upon exercise of a warrant, 20,232 shares of common stock issued upon conversion of Series G Preferred
     Stock.
(42) Includes 26,680 shares of common stock, of which 20,000 are included in the offering.
(43) Includes 6,000 shares of common stock issued upon exercise of a warrant, 20,232 shares of common stock issued upon conversion of Series G Preferred
     Stock. Shares are beneficially owned by John Zanoni.
(44) Includes 264,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(45) Includes 65,900 shares of common stock issued or issuable, 555,666 shares of common stock issuable upon conversion of Series K Preferred Stock, and an aggregate of 216,670 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares are beneficially owned by Uri Wolfson.
(46) Includes an aggregate of 15,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days, of which 10,000 are included in the offering.
(47) Includes 26,281 shares of common stock issued or issuable, an aggregate of 47,464 shares of common stock issued upon conversion of Series K Preferred
     Stock, 150,000 shares of common stock issuable upon further conversions of Series K Preferred Stock, and 6,500 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days. Shares are beneficially owned by Ethan Benevitz, Jaime Hartman, Mark Nordlicht and
     Daniel Saks.
(48) Includes 23,000 shares of common stock issued or issuable, an aggregate of 47,464 shares of common stock issued upon conversion of Series K Preferred
     Stock, 150,000 shares of common stock issuable upon further conversions of Series K Preferred Stock, and 6,500 shares of common stock issuable upon the exercise of a warrant exercisable currently or within 60 days. Shares are beneficially owned by Ethan Benevitz, Jaime Hartman, Mark Nordlicht and
     Daniel Saks.
(49) Includes 6,000 shares of common stock issued or issuable, 50,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 51,500 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(50) Includes 62,500 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares are beneficially owned by Keith Mazer.
(51) Includes 4,500 shares of common stock, 31,395 shares of common stock issued upon conversion of Series K Preferred Stock, 1,694,915 shares of common stock issuable upon conversion of Series A-1 5.5% Convertible Preferred
     Stock, and an aggregate of 8,350 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(52) Includes 2,500 shares of common stock, 31,395 shares of common stock issued upon conversion of Series K Preferred Stock, and an aggregate of 8,350 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.


                                       15

(53) Includes 20,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(54) Includes 27,073 shares of common stock.
(55) Includes 6,461 shares of common stock, and 40,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(56) Includes 10,000 shares common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(57) Includes 10,000 shares common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(58) Includes 5,000 shares common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(59) Includes 19,565 shares of common stock.
(60) Includes 15,000 shares of common stock.
(61) Includes 5,101 shares of common stock.
(62) Includes 1,072 shares of common stock.
(63) Includes 110,000 shares of common stock.
(64) Includes 15,000 shares of common stock.
(65) Includes 13,500 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.
(66) Includes 150,000 shares of common stock issued upon conversion of a convertible note.
(67) Includes a maximum of 326,087 shares of common stock issuable in satisfaction of a settlement of legal claims.


                              PLAN OF DISTRIBUTION

     We are registering the shares offered by this prospectus on behalf of the selling shareholders. We agreed to file a registration statement under the Securities Act of 1933, as amended, covering resale by the selling shareholders of the shares and to use our best efforts to cause such registration statement to be declared effective as soon as possible thereafter. As used in this section, the term "selling shareholders" includes donees, pledgees, transferees, and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders at various times in one or more types of transactions (which may include block transactions) on the Nasdaq Small Cap Market, in negotiated transactions, through put or call-option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     We have agreed to indemnify the selling shareholders and their officers, directors, employees, agents, and each person who controls any selling shareholder against certain liabilities resulting from breaches by IGCA of representations and covenants contained in the agreements governing the purchase of the securities covered by this prospectus, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers against certain liabilities resulting from breaches by the selling shareholders of representations and covenants contained in the agreements governing the purchase of the securities covered by this prospectus, including liabilities arising under the Securities Act.

     The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus-delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

     Selling shareholders also may resell all or a portion of the shares in open-market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares, $0.01 par value per share in the case of common stock, and a par value as determined by our Board of Directors in the case of any preferred stock. Our articles of incorporation provide that no person or entity may become the beneficial owner of 5% or more of our capital stock unless that person or entity agrees to provide gaming authorities with personal background and financial information, consents to a background investigation, and responds to question from gaming authorities. Our articles also provide that our Board has the authority and discretion to redeem securities held by any person or entity whose status as a security holder jeopardizes our approval, continued existence or renewal by any gaming regulatory authority, of a contract to manage gaming operations, or of any other tribal, federal, or state licenses or franchises that we hold. These restrictions are contained in a legend on each certificate which represents shares of our capital stock.

Common Stock

     Our common stock contains no preemptive, subscription, conversion or redemption rights. The absence of preemptive rights could cause our existing shareholders to experience dilution if we issue additional shares of common stock. Holders of our common stock are entitled to receive any dividends which our Board of Directors declares are to be issued out of our assets which are legally available for the payment of dividends. These dividend rights, however, are subject to the preferential rights of holders of our Series E, Series F, Series K and Series A-1 Convertible Preferred Stock and any other series of preferred stock which we may establish in the future.

     Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of our directors. This means that the holders of a majority of our outstanding shares of common stock can elect all of our directors. Significant corporate transactions, such as amendments to our articles of incorporation, mergers, sales of assets or dissolution or liquidation require that we obtain the approval of the holders of a majority of our outstanding common shares. Other matters to be voted on normally require that we obtain the approval of the holders of a majority of our common shares which are present at the particular shareholders' meeting upon which these matters are being voted.

     In addition to the series' of preferred stock referenced directly above, the rights of our common shareholders may further become subject to prior and superior rights and preferences if our Board of Directors decides to establish one or more additional classes of common stock, or one or more additional classes of preferred stock. Our Board currently has no plan to establish any additional class or series.

                           MINNESOTA ANTI-TAKEOVER LAW

     We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A. 673 prohibits a publicly held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

                                MATERIAL CHANGES

     Termination of Merger with Scotch Twist. In August 2001, we executed a merger agreement with Scotch Twist, Inc., a New York corporation, governing a contemplated merger pursuant to which Scotch Twist would merge with and into one of our wholly owned subsidiaries in a tax-free reorganization. Through the proposed acquisition, we would acquire eight U. S. and corresponding foreign patents allowing the exclusive use of common charge cards on slot machines. On May 30, 2002, IGCA and Scotch Twist reached an agreement to terminate the merger.

     Termination of Merger with GET USA, Inc. On February 15, 2002, the Company entered into an agreement and plan of merger by and among GET USA, Inc., Innovative Gaming Corporation of America and Innovative Gaming Technology Corp. GET USA, Inc. is a Nevada corporation formed in 2000 to own certain intellectual property relating to the gaming industry with a focus on Internet and networked gaming systems. Pursuant to the agreement and plan of merger, GET USA was to be merged into Innovative Gaming Technology Corp., a Nevada corporation and wholly owned subsidiary of the Company. On August 14, 2002, the Company announced that GET USA and the Company had agreed to terminate the merger and agreed in principal to enter into one or more product-development and licensing agreements relating to the joint development of certain new product offerings.

     Private Placement. On August 20, 2002, the Company entered into securities purchase agreements with several investors pursuant to which the investors will individually purchase an aggregate of up to five million dollars in promissory notes, in several purchases over several months, that are convertible into shares of a newly designated series of preferred stock denominated Series A-1 5.5% Convertible Preferred Stock. The Series A-1 5.5% Convertible Preferred Stock is convertible in turn into shares of the Company's common stock.

     Agreements with Preferred Stock Shareholders. IGCA and shareholders of IGCA's Series E, Series F, and Series K Convertible Preferred Stock have executed letter agreements pursuant to which such preferred shareholders have agreed to a minimum conversion price of thirty cents (on a pre-reverse-split basis) for conversions of their preferred shares into shares of the Company's common stock.

     Reverse Split of Capital Stock. On June 27, 2002, IGCA's Board of Directors authorized a 1-for-10 reverse split of the Company's capital stock. The reverse split will combine every ten shares of the Company's capital stock into one share of capital stock. The reverse split became effective as of the close of business on September 9, 2002 and the Company and its transfer agent are currently in the process of exchanging pre-reverse-split stock certificates for post-reverse-split stock certificates.

                       WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires IGCA to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements, and other information with the Commission. You can inspect and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N. W., Washington, D. C. 20549.

     You can receive additional information about the operation of the Securities and Exchange Commission's Public Reference Rooms by calling the Commission at l-800-SEC-0330. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy, and information statements and other information regarding companies that, like IGCA, file information electronically with the Securities and Exchange Commission.

     The Securities and Exchange Commission allows us to "incorporate by reference" information that has previously been filed with it, which means that we can disclose important information to you by referring you to the other information we have already filed with the Securities and Exchange Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Securities and Exchange Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a) , 13(c) , 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (Registration No. 333-70428). The following are specifically incorporated herein by reference:

1.   Current Report on Form 8-K filed on February 5, 2002;
2. Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed on April 16, 2002;
3. Quarterly Report on Form 10-Q for the quarter ended March 30, 2002, as filed May 15, 2002;
4. Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed August 14, 2002;
5.   Current Report on Form 8-K filed on August 16, 2002; and
6.   Current Report on Form 8-K filed on September 12, 2002.

     You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

                  Innovative Gaming Corporation of America
                  Attention:  Loren A. Pie1
                  Executive Vice President, Secretary and General Counsel 333 Orville Wright Court
                  Las Vegas, Nevada 89119
                  (702) 614-7199
                  www.igca.com
                  ------------

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of the future-tense or predictive or forward-looking terminology such as "believes," "anticipates," "expects," "estimates," "may" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives, and statements concerning any assumption relating to the foregoing. Important factors regarding IGCA's business, operations, and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                  LEGAL MATTERS

     Legal matters in connection with the validity of the shares offered by this Prospectus will be passed upon for IGCA by Maslon Edelman Borman & Brand, LLP, of Minneapolis, MN.

                                     EXPERTS

     The consolidated financial statements of IGCA as of December 31, 2001, December 31, 2000, and December 31, 1999 and for the years then ended incorporated by reference in the registration statement of which this prospectus is a part have been audited by Kafoury, Armstrong & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including without limitation excise taxes assessed against that person with respect to an employee benefit plan, settlements and reasonable expenses, including attorney's fees and disbursements, incurred by that person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, that person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. Our articles and bylaws do not include any such prohibition or limitation. As a result, we are bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 3021.251 of the Minnesota Statutes, our articles of incorporation provide that our directors shall, to the fullest extent permitted by law, have no personal liability to us and our shareholders for breach of fiduciary duty as a director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling IGCA pursuant to the foregoing provisions, IGCA has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                      IGCA



                                5,278,659 SHARES

                    INNOVATIVE GAMING CORPORATION OF AMERICA
                                  COMMON STOCK

                             _______________________

                                   PROSPECTUS
                             _______________________

                               September 27, 2002

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:

SEC registration fee...........................................$    3,854.80
Legal fees and expenses........................................$   30,000.00
Accounting fees and expenses...................................$    7,000.00
Miscellaneous..................................................$    4,145.20
         Total.................................................$   45,000.00

Item 15.  Indemnification of Directors and Officers.

     We are governed by Minnesota Statutes Chapter 302A. Minnesota Statutes
Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including without limitation excise taxes assessed against that person with respect to an employee benefit plan, settlements and reasonable expenses, including attorney's fees and disbursements, incurred by that person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, that person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. Our articles and bylaws do not include any such prohibition or limitation. As a result, we are bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, our articles of incorporation provide that our directors shall, to the fullest extent permitted by law, have no personal liability to us and our shareholders for breach of fiduciary duty as a director.

Item 16.  Exhibits.

Exhibit                 Description of Document
-------                 -----------------------
23.1                    Consent of Kafoury, Armstrong & Co.

Item 17.  Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IGCA pursuant to the foregoing provisions or otherwise, IGCA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by IGCA of expenses incurred or paid by our directors, officers or other controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, IGCA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) IGCA hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) That, for purposes of determining any liability under the Securities Act, each filing of IGCA's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on September 27, 2002.


                           Innovative Gaming Corporation of America
                           "Registrant"



                           By:    /s/ Laus M. Abdo
                                 --------------------------------------------
                           Name: Laus M. Abdo
                           Title:President, Chief Executive Officer and Chief
                                 Financial Officer


         Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



Name                                       Title                                Date
------------------                         ------------------                   ----
 /s/ Thomas Foley                          Director and Chairman of the Board   September 27, 2002
------------------------------------
Thomas Foley

 /s/ Laus M. Abdo.                         President, Chief Executive           September 27, 2002
------------------------------------
Laus M. Abdo                               Officer, Chief Financial Officer
                                           (principal accounting officer) and
                                           Director

/s/ Ronald A. Johnson                      Director                             September 27, 2002
------------------------------------
Ronald A. Johnson

 /s/ Ronald E. Eibensteiner                Director                             September 27, 2002
------------------------------------
Ronald E. Eibensteiner


 /s/ Kevin Malley.                         Director                             September 27, 2002
------------------------------------
Kevin Malley


                                           Director                             September 27, 2002
------------------------------------
Edward G. Harris


                                    EXHIBITS



Exhibit              Description of Document
-------              ------------------------

23.1                 Consent of Kafoury, Armstrong & Co.